  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1995

                                                       REGISTRATION NO. 33-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933



                                SERV-TECH, INC.
             (Exact name of registrant as specified in its charter)


                   TEXAS                                    74-1398757
       (State or other jurisdiction                      (I.R.S. Employer
    of incorporation or organization)                   Identification No.)

        5200 CEDAR CREST BOULEVARD
              HOUSTON, TEXAS                                   77087
 (Address of Principal Executive Offices)                    (Zip Code)


          SERV-TECH, INC. CONSOLIDATED RETIREMENT SAVINGS 401(k) PLAN
                           (Full title of the plans)

                                FRANK A. PERRONE
                                SERV-TECH, INC.
                           5200 CEDAR CREST BOULEVARD
                              HOUSTON, TEXAS 77087
                    (Name and address of agent for service)

                                 (713) 644-9974
         (Telephone number, including area code, of agent for service)

                                ----------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                         PROPOSED            PROPOSED
                                                     AMOUNT              MAXIMUM              MAXIMUM
                                                      TO BE           OFFERING PRICE         AGGREGATE           AMOUNT OF
     TITLE OF SECURITIES TO BE REGISTERED          REGISTERED          PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.50 per share  . . .    200,000 shares           $5.75             $1,150,000           $396.55
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low price reported by the Nasdaq National Market on November 17, 1995.

================================================================================

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Serv-Tech, Inc. (the "Company"), are incorporated by reference herein and made a part hereof: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, (b) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995, and (c) the description of the common stock, par value $.50 per share (the "Common Stock"), of the Company as set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (File No. 0-17888) dated July 21, 1989, including any amendment or report filed for the purpose of updating such description.

         All documents filed subsequent to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Texas corporations against judgments, penalties, fines, settlements and reasonable expenses which may be incurred in connection with any threatened, pending or completed actions, suits or proceedings in which the director or officer is a named defendant or respondent, whether civil, criminal, administrative, arbitrative or investigative, any appeals in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

         Article VI of the Company's Bylaws, as amended, provides for indemnification of present and former directors and officers of the Company to the full extent permitted by Texas law. To the full extent permitted by Texas law, the Company may pay for or reimburse expenses incurred by an indemnified director or officer in advance of any final disposition. In addition, the Company is expressly authorized to purchase insurance on behalf of its directors and officers against any liability arising out of their status as directors and officers.

         Policies of insurance are maintained by the Company under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

         As permitted by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, Article X of the Company's Restated Articles of Incorporation, as amended, eliminates or limits the personal liability of directors for monetary damages for an act or omission in the director's capacity as a director, except for: (i) a breach of a director's duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, and (v) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.


  EXHIBIT
   NUMBER                            IDENTIFICATION OF EXHIBITS
   ------                            --------------------------
    *4.1      --   Restated Articles of Incorporation of Serv-Tech, Inc.

    *4.2      --   Bylaws, as amended, of Serv-Tech, Inc.

     5.1      --   Opinion of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company,
                   regarding legality of the Common Stock being issued

    23.1      --   Consent of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company
                   (included in Exhibit 5.1 to this Registration Statement)

    23.2      --   Consent of Coopers & Lybrand L.L.P.

    99.1      --   Serv-Tech, Inc. Consolidated Retirement Savings 401(k) Plan, as amended

------------
* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-29594).

ITEM 9.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)    To include any prospectus required by
                 section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 21, 1995.


                                   SERV-TECH, INC.


                                   By:       /s/ RICHARD L. DAERR
                                       --------------------------------------
                                                 RICHARD L. DAERR
                                       President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 21, 1995.

              SIGNATURE                                      TITLE
              ---------                                      -----
       /s/ RICHARD L. DAERR              President, Chief Executive Officer and Director
--------------------------------                 (Principal Executive Officer)
         RICHARD L. DAERR

        /s/ DAVID P. TUSA             Senior Vice President -- Finance and Administration
--------------------------------                 (Principal Financial Officer)
          DAVID P. TUSA

       /s/ DALE W. WILHELM                            Corporate Controller
--------------------------------                 (Principal Accounting Officer)
         DALE W. WILHELM

      /s/ ROBERT J. CRESCI                     Chairman of the Board of Directors
--------------------------------
         ROBERT J. CRESCI

      /s/ MIKE M. MUSTAFOGLU                                Director
--------------------------------
        MIKE M. MUSTAFOGLU

       /s/ JOHN B. O'BRIEN                                  Director
--------------------------------
         JOHN B. O'BRIEN

       /s/ JAMES M. PIETTE                                  Director
--------------------------------
         JAMES M. PIETTE

      /s/ MICHAEL T. WILLIS                                 Director
--------------------------------
          MICHAEL T. WILLIS

                              INDEX TO EXHIBITS


  EXHIBIT
   NUMBER                         IDENTIFICATION OF EXHIBITS
   ------                         --------------------------
    *4.1      --   Restated Articles of Incorporation of Serv-Tech, Inc.

    *4.2      --   Bylaws, as amended, of Serv-Tech, Inc.

     5.1      --   Opinion of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company,
                   regarding legality of the Common Stock being issued

    23.1      --   Consent of Frank A. Perrone, Vice President, General Counsel and Secretary of the Company
                   (included in Exhibit 5.1 to this Registration Statement)

    23.2      --   Consent of Coopers & Lybrand L.L.P.

    99.1      --   Serv-Tech, Inc. Consolidated Retirement Savings 401(k) Plan, as amended

------------
* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-29594).